SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)  March 5, 2001
                                                    -------------------
                      Commission File Number 1-5324
                                             ------


                           NORTHEAST UTILITIES
                          --------------------
         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
                -------------                 ----------

     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
    ------------------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
                             --------------
          (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report
ITEM 5.  OTHER EVENTS

     On March 5, 2001, Northeast Utilities issued the following news release:



                 NORTHEAST UTILITIES DECLARES CONSOLIDATED EDISON
                        IN BREACH OF MERGER AGREEMENT

     Company to Sue Con Edison to Recover Value of Merger for NU Shareholders

           Northeast Utilities Substantially Stronger and More Valuable
                    Today Than When Merger Agreement Signed


BERLIN, Connecticut, March 5, 2001 - Northeast Utilities (NYSE: NU) announced today that Consolidated Edison, Inc. (NYSE: ED) had advised NU that it was not willing to close the parties' pending merger on the previously agreed upon terms. Northeast Utilities said that it had notified Con Edison that it was treating its refusal to proceed on the terms set forth in the parties' merger agreement as a repudiation and breach of the merger agreement, and that it will file suit to obtain the benefits of the transaction as negotiated for Northeast Utilities' shareholders.

Northeast Utilities announced on February 28 that it had requested that Con Edison provide assurance in writing of its intent to close the merger on the agreed upon terms by 9 a.m. Eastern Standard Time on March 2. On March 2, the two companies announced an agreement to extend the deadline to 5 p.m. Eastern Standard Time on Monday, March 5. Con Edison notified Northeast Utilities this afternoon that it was unwilling to proceed on the previously agreed upon terms.

Michael G. Morris, chairman, president and chief executive officer of Northeast Utilities, said, "We believe that Con Edison's failure to confirm that it will proceed on the agreed upon terms constitutes a breach of the merger agreement, and we are treating the agreement as effectively terminated.. We have instructed our attorneys to take appropriate steps to protect our shareholders' interests. Northeast Utilities is a substantially stronger and more valuable company than when we signed the merger agreement, and we see no basis for Con Edison's refusal to proceed on the agreed upon terms."

The merger agreement was reached on October 13, 1999 and approved by the shareholders of both companies on April 14, 2000. The companies have received necessary clearances from three federal and seven state regulatory agencies and are awaiting the final regulatory approval from the Securities and Exchange Commission, which was expected shortly.

Mr. Morris continued, "We are well positioned to create new growth and build shareholder value in today's competitive energy markets based on our improved financial position and our continued strong competitive position in our regional markets."

Northeast Utilities Strengthened by Positive Developments

In discussing developments in Northeast Utilities' financial and competitive position since the signing of the merger agreement, Mr. Morris said, "The changes in our business since we signed the deal with Con Edison have been overwhelmingly for the better. Our earnings for 2000 were above targets in all operations. We achieved a dramatic turnaround with our unregulated businesses, which delivered a profit of nearly $30 million last year. And, we are receiving substantially more for our nuclear assets than anticipated when the merger was signed. These and other positive developments have produced multiple rounds of credit rating upgrades for NU and its operating companies."

Merger Agreement Terms

Under the terms of the merger agreement announced October 13, 1999, Consolidated Edison agreed to acquire all of the common stock of Northeast Utilities for $25.00 per share in a combination of cash and Consolidated Edison common stock, subject in the case of the common stock to certain collar provisions. Northeast Utilities' shareholders would have the right to elect cash or stock subject to proration if the elections exceed 50 percent in cash or 50 percent in stock. Northeast Utilities' shareholders also would have the right to receive an additional $1.00 in value due to the progress Northeast Utilities has made in the sale of Millstone 2 and Millstone 3. Further, the value of the amount of cash or stock to be received by Northeast Utilities' shareholders is subject to increase by an amount of $0.0034 per share per day for each day that the transaction does not close after August 5, 2000. If the transaction closed today, the total price would be approximately $26.71 per share.

Northeast Utilities operates New England's largest energy delivery system, with $5.9 billion in annual revenues and more than $10 billion in assets. The company serves approximately 1.77 million electric customers in Connecticut, New Hampshire and Massachusetts and 185,000 natural gas customers in Connecticut, and is one of the largest competitive energy suppliers in New England.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in Northeast Utilities' reports to the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              NORTHEAST UTILITIES
                              (registrant)



                          /S/__________________________________
                           By:   Cheryl W. Grise
                           Name: Cheryl W. Grise
  Title: Senior Vice President,
         Secretary and General Counsel



Date: March 6, 2001